Contact:
At the Company:                     At the Financial Relations Board:
Philip B. Barr, Jr.                 212-661-8030
Chief Financial Officer             Analyst Information:  John McNamara
Investor Relations                  Media Information:    Alicia Nieva-Woodgate
401-233-0333                        General Information:  Jeff Bogart


FOR IMMEDIATE RELEASE


                    Executive Changes Announced by Bacou USA

SMITHFIELD, R.I., June 16, 1998--Bacou USA Inc. (Nasdaq: BACU), a leading manufacturer of personal protective equipment, announced today the resignation of John Dean, the president and chief operating officer of its Bacou USA Safety Inc. subsidiary, the company established in January to manage its uvex, Howard Leight, Survivair and Biosystems product lines. Dean also resigned as president of the Howard Leight hearing-protection equipment division to pursue other opportunities; he will, however, remain as a consultant to Bacou for the remainder of 1998.

     "We regret John Dean's resignation and wish him well in his future endeavors," Walter Stepan, Bacou USA and Bacou USA Safety, Inc. chief executive officer, said in making the announcement. "We will begin a search for John's successor as president of the Howard Leight Division to help us continue that division's growth. Until the search is completed, I will assume the duties of running Howard Leight. The company has no immediate plans to fill the position of chief operating officer and president of Bacou USA Safety."

     Bacou USA also announced today the appointment of Thomas W. Klein as president of the Uvex Safety Division of Bacou USA Safety. Mr. Klein comes to Bacou after a career of more than 20 years at 3M, where his most recent position was Tape Group Director for Latin America and Africa, a $300 million, multi-division regional business. During his tenure as head of 3M's Tape Group, its sales doubled from $96 million to $200 million in three years and its profitability improved. A resident of Eagan, Minnesota, Mr. Klein holds B.S. degrees in physics and chemical engineering and an MBA degree, all from the University of Minnesota.

     "We welcome Tom Klein to our family of industrial safety companies," Stepan said. "His extensive experience in marketing, operations and international management will help us aggressively expand Uvex's position as America's leading producer of non-prescription safety eyewear. His arrival enables me to devote my attention to integrating all four Bacou USA Safety divisions into a cohesive unit, focused on the needs of our customers."

     Bacou USA further announced that the Howard Leight and uvex product lines in the U.S. and Canada are being consolidated under Harry D. Neff, senior vice president of sales at Bacou USA Safety, Inc.

     Bacou USA, Inc. designs, manufactures and sells personal protective equipment, including non-prescription safety eyewear, frames for prescription safety eyewear, disposable and reusable earplugs and ear muffs, supplied air and air purifying respirators, gas monitors, equipment for testing self-contained breathing apparatus, vision screening equipment and laser protective eyewear. The company's products, marketed under Uvex(R), Titmus(R), Howard Leight(R), Survivair(R), Pro-Tech(R), Biosystems(TM), LaserVision(R) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories.

              To receive additional information on Bacou USA, Inc.,
                          via fax, at no charge, dial
                       1-800-PRO-INFO and enter code BACU.

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